Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of China Xingbang Industry Group Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 3, 2012

Future Media International Limited.

By:	/s/ Xiaohong Yao
Name: Xiaohong Yao
Title: Sole Director

Xiaohong Yao

/s/ Xiaohong Yao
Xiaohong Yao